Exhibit 99.3

The Board of Directors

NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 15, 2026, to the Board of Directors of NextEra Energy, Inc. (“NextEra Energy”) as Annex C to, and reference to such opinion letter under the headings “Summary—Opinions of NextEra Energy’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” and “The Mergers—Opinions of NextEra Energy’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving NextEra Energy, Inc. and Dominion Energy, Inc. which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of NextEra Energy (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Lazard Frères & Co. LLC

By	/s/ George Bilic
George Bilic
Vice Chairman of Investment Banking, Managing Director

July 9, 2026